UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 15, 2024
AMERICAN STATES WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-14431		95-4676679
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

630 East Foothill Blvd.	San Dimas	CA	91773-1212
(Address of Principal Executive Offices)			(Zip Code)
(909) 394-3600
Registrant's telephone number, including area code

GOLDEN STATE WATER COMPANY
(Exact name of registrant as specified in its charter)

California	001-12008		95-1243678
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

630 East Foothill Blvd.	San Dimas	CA	91773-1212
(Address of Principal Executive Offices)			(Zip Code)
Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
American States Water Company Common Shares	AWR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 8 – Other Events

Item 8.01. Other Events

San Dimas, California, November 21, 2024…. American States Water Company (NYSE:AWR) announced that on November 15, 2024, its regulated water utility subsidiary, Golden State Water Company (“GSWC”), received a proposed decision from the assigned administrative law judge at the California Public Utilities Commission (“CPUC”) in connection with the pending general rate case proceeding that will determine new water rates for the years 2025 – 2027. A final decision by the CPUC is expected as soon as the end of the fourth quarter of 2024. When a final decision is issued by the CPUC, the new rates for 2025 will be effective January 1, 2025.

On July 12, 2024, GSWC and the Public Advocates Office (“Cal Advocates”) at the CPUC filed a joint motion to adopt a settlement agreement between GSWC and Cal Advocates in the general rate case proceeding. The proposed decision approves and adopts the settlement agreement in its entirety. Among other things, the settlement agreement authorizes GSWC to invest approximately $573.1 million in capital infrastructure over the three-year cycle in order to continue to provide safe and reliable water utility service to its customers, which includes $17.7 million of advice letter capital investments to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. In addition, the settlement agreement approves $58.2 million of advice letter capital investments already under construction beginning in 2023 also to be filed for revenue recovery during the second and third year attrition increases when those projects are completed. The settlement agreement also allows for additional increases in adopted revenues for 2026 and 2027 subject to an earnings test and changes to the forecasted inflationary index values. Actual increases for 2026 and 2027 will be determined at the time the filings to implement the new rate increases are approved by the CPUC, and will be calculated using inflationary index values at that time.

Furthermore, the proposed decision addressed the two remaining unresolved 2025 revenue requirement issues related to GSWC’s sales forecast and supply mix. The proposed decision adopts GSWC’s recommended sales forecast and adopts a supply mix that splits the difference between GSWC’s and Cal Advocates’ forecasts. The proposed decision also addressed the unresolved issues related to GSWC’s requests for certain regulatory mechanisms. With regards to these requests, the proposed decision (i) rejects GSWC’s request for continuation of a full sales and revenue decoupling mechanism and a full cost balancing account for water supply, and instead orders GSWC to transition to a modified rate adjustment mechanism (a Monterey-style WRAM or “M-WRAM”) and an incremental cost balancing account for supply costs, (ii) rejects GSWC’s sales reconciliation and supply mix adjustment mechanisms, and (iii) rejects GSWC’s request to modify the existing per- and polyfluoroalkyl substances (“PFAS”) memorandum account to track carrying costs on capital investments needed to comply with the new PFAS maximum contaminant levels established by the Environmental Protection Agency, and instead orders GSWC to file for recovery of PFAS-related capital projects through a separate application or future general rate case. The proposed decision adopts GSWC’s M-WRAM rate design proposal, authorizing GSWC to increase the revenue requirement in its service charges to between 45-48% depending on the ratemaking area representing approximately 65% of GSWC’s fixed costs in aggregate. GSWC will file comments on the proposed decision by December 5, 2024. The proposed decision is scheduled to be voted on by the CPUC on December 19, 2024.

A copy of the company’s press release is attached hereto as Exhibit 99.1. This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.

Section 9 – Financial Statement and Exhibits

Item 9.01. Financial Statements and Exhibits

Exhibit No.	Description
99.1	Press Release: American States Water Company Announces Proposed Decision Adopting Settlement Agreement In Its Water Utility General Rate Case

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN STATES WATER COMPANY:
November 21, 2024	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer, Corporate Secretary and Treasurer

GOLDEN STATE WATER COMPANY:
November 21, 2024	/s/ Eva G. Tang
Eva G. Tang Senior Vice President-Finance, Chief Financial Officer and Secretary